AMENDMENT NO. 19
TO
MASTER DISTRIBUTION PLAN
     This amendment dated as of December 1, 2011, amends The Master Distribution Plan (the “Plan”), dated as of July 16, 2001, pursuant to Rule 12b-1, of AIM Variable Insurance Funds (Invesco Variable Insurance Funds), a Delaware statutory trust, is hereby amended as follows:
     WHEREAS, the parties desire to amend the Agreement to reflect the removal of the following portfolios: Invesco V.I. Basic Balanced Fund, Invesco V.I. Dynamics Fund, Invesco V.I. Financial Services Fund, Invesco V.I. Global Multi-Asset Fund, Invesco V.I. Large Cap Growth Fund, Invesco V.I. Global Dividend Growth Fund, Invesco V.I. Income Builder Fund, Invesco V.I. Select Dimensions Balanced Fund, Invesco V.I. Select Dimensions Dividend Growth Fund, Invesco Van Kampen V.I. Global Tactical Asset Allocation Fund, Invesco Van Kampen V.I. Government Fund, Invesco Van Kampen V.I. High Yield Fund, Invesco Van Kampen V.I. International Growth Equity Fund and Invesco Van Kampen V.I. Value Fund;
NOW THEREFORE, Schedule A of the Plan is hereby deleted in its entirety and replaced with the following:
“SCHEDULE A
TO
MASTER DISTRIBUTION PLAN
OF
AIM VARIABLE INSURANCE FUNDS
(INVESCO VARIABLE INSURANCE FUNDS)
(Series II Shares)
(DISTRIBUTION FEE)

     The Fund shall pay the Distributor as full compensation for all services rendered and all facilities furnished under the Distribution Plan for each Portfolio (or Class thereof) designated below, a Distribution Fee determined by applying the annual rate set forth below as to each Portfolio (or Class thereof) to the average daily net assets of the Portfolio (or Class thereof) for the plan year, computed in a manner used for the determination of the offering price of shares of the Portfolio.

Distribution
Portfolio:	Fee:
Invesco V.I. Balanced-Risk Allocation Fund	0.25%
Invesco V.I. Basic Value Fund	0.25%
Invesco V.I. Capital Appreciation Fund	0.25%
Invesco V.I. Capital Development Fund	0.25%
Invesco V.I. Core Equity Fund	0.25%
Invesco V.I. Diversified Income Fund	0.25%
Invesco V.I. Global Health Care Fund	0.25%
Invesco V.I. Global Real Estate Fund	0.25%
Invesco V.I. Government Securities Fund	0.25%
Invesco V.I. High Yield Fund	0.25%
Invesco V.I. International Growth Fund	0.25%
Invesco V.I. Leisure Fund	0.25%
Invesco V.I. Mid Cap Core Equity Fund	0.25%
Invesco V.I. Money Market Fund	0.25%
Invesco V.I. Small Cap Equity Fund	0.25%
Invesco V.I. Technology Fund	0.25%

Distribution
Portfolio:	Fee:
Invesco V.I. Utilities Fund	0.25%
Invesco V.I. Dividend Growth Fund	0.25%
Invesco V.I. High Yield Securities Fund	0.25%
Invesco V.I. S&P 500 Index Fund	0.25%
Invesco V.I. Select Dimensions Equally-Weighted S&P 500 Fund	0.25%
Invesco Van Kampen V.I. Capital Growth Fund	0.25%
Invesco Van Kampen V.I. Comstock Fund	0.25%
Invesco Van Kampen V.I. Equity and Income Fund	0.25%
Invesco Van Kampen V.I. Global Value Equity Fund	0.25%
Invesco Van Kampen V.I. Growth and Income Fund	0.25%
Invesco Van Kampen V.I. Mid Cap Growth Fund	0.25%
Invesco Van Kampen V.I. Mid Cap Value Fund	0.25%”
     All other terms and provisions of the Plan not amended herein shall remain in full force and effect.

AIM VARIABLE INSURANCE FUNDS
(INVESCO VARIABLE INSURANCE FUNDS)
(on behalf of its Series II Shares)

Attest:	/s/ Peter Davidson	By:	/s/ John M. Zerr

	Assistant Secretary		John M. Zerr
Senior Vice President

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